Exhibit 23.6

CONSENT OF GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our company’s name in the form and context in which they appear in the 2017 Annual Report on Form 10-K of Fairmount Santrol Holdings Inc., which is incorporated by reference in this Registration Statement on Form S-4 of Unimin Corporation and the related proxy statement/prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to the incorporation by reference of information contained in our reports setting forth the estimates of reserves of Fairmount Santrol Holdings Inc. as of December 31, 2017 in this Registration Statement on Form S-4.

We further consent to the reference to this firm under the heading “Experts” in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

GZA GeoEnvironmental, Inc.

By:	/s/ Mark J. Krumenacher
Name: Mark J. Krumenacher, P.G.
Title: Senior Principal/Vice President

April 10, 2018